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                                                                    EXHIBIT 10.2


                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT


        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between U. S. Physical Therapy, Inc. a Nevada corporation ("Employer") and Roy Spradlin ("Employee") as of February 21, 2001, and supersedes that certain Employment Agreement between the parties effective May 18, 1994. Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party." For the purposes of this Agreement, "Employer" includes U.S.P.T. Management, Inc.; for the purposes of Sections 11, 12, and 13 "Employer" shall include all subsidiaries and affiliates (as defined under the Securities Exchange Act of 1934, as amended and regulations promulgated thereunder)

        Section 1. Term. Employer hereby continues the employment of Employee and Employee hereby accepts continued employment with Employer for a term (the "Term") of three (3) years beginning on the date of execution hereof ("Commencement Date") and continuing until February 21, 2004; provided, however, that effective on the first and second anniversary of the date of this Agreement, the Term shall automatically be extended for an additional year (up to a maximum Term, with such extensions, of five (5) years) unless either party notifies the other on or before such anniversary dates that such party has elected not to extend the Term.

        Section 2. Duties of Employee. Employee is engaged to serve as President and Chief Executive Officer of Employer and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity or such other duties as may be assigned by Employer from time to time. Employee shall perform these duties in accordance with the policies and objectives established by Employer's Board of Directors.

        Section 3. Full-Time Employment. Employee shall devote substantially all of his working time and talent to the business of Employer during the term hereof and shall diligently and to the best of his ability perform all duties incident to his employment hereunder, using his best efforts to promote the interests of Employer.

        Section 4. Position on the Board of Directors. Employer agrees to use its best efforts to cause Employee to be elected to the Board of Directors of Employer.

        Section 5. Base Compensation. Subject to the terms and conditions of this Agreement, as partial compensation for services rendered and Employee's covenants and agreements under this Agreement, Employer shall pay to Employee a base salary of TWO HUNDRED FIFTY THOUSAND AND NO/100THS DOLLARS ($250,000.00) per year ("Base Compensation"), payable in equal semi-monthly installments on the fifteenth (15th) and final days of each month during the term hereof. From time to time (but at least once a year) Employer and Employee shall review Employee's performance, and at that time Employer, in its


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sole discretion, shall determine whether Employee's Base Compensation should be increased. At no time during the term hereof will Employee's Base Compensation be decreased.

        Section 6. Additional Compensation. Subject to the terms and conditions of this Agreement, in addition to the Base Compensation, Employer may provide incentive compensation in the form of cash bonuses. The amount of such bonus is discretionary and will be determined by the Board of Directors of Employer or a compensation committee thereof, taking into consideration any factor as the Board of Directors or compensation committee deems relevant, but the total amount of the cash bonuses shall not generally exceed thirty percent (30%) of Employee's Base Compensation except in the case of extraordinary results or performance.

        Section 7. Business Expenses. Employer shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties.

        Section 8. Benefits and Plans. Employee shall be entitled to such fringe benefits, including vacation, sick and personal leave, insurance (health, disability and life) and stock options generally available to the executive officers of Employer, and Employee shall be entitled to participate, subject to all conditions of eligibility, in any employee benefit plans which may be adopted by Employer, including without limitation, qualified retirement plan(s), deferred compensation plans, and salary continuation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement and life insurance benefit plans. Also, Employer shall continue Employee's monthly salary for a period of up to 90 continuous days during any period of Employee's sickness or disability.

        Section 9. Termination. This Agreement shall terminate prior to the expiration of the term hereof upon the occurrence of any one of the following events:

                (a) Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by Employer by reason of illness, injury or incapacity for ninety (90) consecutive days, this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation or otherwise hereunder; provided, however, that Employee shall continue to be compensated as provided in this Agreement during such 90-day period and until termination under this section, and provided further, that Employee will be entitled to receive the benefits, rights and/or payments prescribed under any employee benefit, bonus or stock option plan in which Employee was participating at the time of such disability in accordance with the terms and conditions of such plans and programs. In the event of any dispute under this Section 9, Employee shall submit to a physical examination by a licensed physician selected by Employer and reasonably acceptable to Employee.

                (b) Death. In the event that Employee dies during the term hereof, Employer shall pay to his executors, legal representatives or administrators an amount equal to one (1) year's base compensation set forth in Section 5 hereof, and thereafter Employer shall have no further liability or obligation hereunder to Employee's executors, legal


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        representatives, administrators, heirs or assigns or any other person claiming under or through Employee; provided, however, that Employee's heirs, legal representatives or administrators will be entitled to receive the benefits, rights and/or payments prescribed under any employee benefit, bonus and/or stock option plans and programs in which Employee was participating at the time of his death in accordance with the terms and conditions of such plans and programs.

                (c) Cause. Nothing in this Agreement shall be construed to prevent its termination by Employer at any time for "cause". For purposes of this Agreement, "cause" shall mean (i) the willful and material failure of Employee to perform or observe (other than by reason of disability as contemplated in paragraph 9(a)) any of the terms or provisions of this Agreement, including the failure of Employee to follow the reasonable written directions of Employer's Board of Directors, (ii) dishonesty or misconduct on the part of Employee that is or is reasonably likely to be damaging or detrimental to the business of Employer, (iii) conviction of a crime involving moral turpitude, (iv) habitual insobriety or failure to perform duties due to abuse of alcohol or drugs, or (v) misappropriation of funds. Prior to terminating this Agreement on account of Employee's failure to perform or observe any of the terms and conditions of this Agreement (but not for any of the other enumerated "causes" stated in (ii) through (v) above, Employer shall give Employee thirty (30) days written notice and an opportunity to cure such failure to the satisfaction of Employer. Upon termination for cause, Employer shall pay to Employee all sums due to Employee through the date of such termination. Following such a termination, Employer shall have no further duty or obligation to Employee; provided, however, that Employee shall continue to be bound by Sections 11 through 17.

        Section 10.     Special Benefits.

        A. Special Benefit in the Event of a Change in Control. Employee shall be entitled to a Change of Control benefit of $500,000 in the event of a "Change in Control", defined as:

                (a) The transfer or sale by Employer of all or substantially all of the assets of Employer whether or not this Agreement is assigned or transferred as a part of such sale;

                (b) The transfer or sale of more than fifty percent (50%) of the outstanding shares of Common Stock of Employer;

                (c) A merger or consolidation involving Employer in a transaction in which the shareholders of Employer immediately prior to the merger or consolidation own less than fifty percent (50%) of the company surviving the merger or consolidation; or

                (d)     The voluntary or involuntary dissolution of Employer.



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However, if a Change in Control occurs, the Term shall be modified to end one year from the date the Change in Control occurs, regardless of the remaining Term immediately prior to the Change of Control.

        B. Special Benefit in the Event of Termination Without Cause or Resignation for Good Cause. Employee shall be also be entitled to the special benefit described below in the event of the occurrence of either of the following events (individually or collectively, a "Termination Event"):

                (a) The termination of employment of Employee by Employer without "cause" as cause is defined in Section 9(c) hereof; or

                (b) Employee resigns "for good reason" as defined in Section 10 F. hereof.

The special benefit payable upon the occurrence of a Termination Event shall be the sum of the following components:

                (a) Employee's Base Compensation then in effect for the remainder of the Term; and

                (b) The greater of (i) the bonus paid or payable to Employee with respect to last fiscal year of Employer completed prior to the occurrence of the Termination Event and (ii) the average of the bonuses paid to Employee over the three fiscal years of Employer ending with last fiscal year of Employer completed prior to the occurrence of the Termination Event; and

                (c)     Employee's accrued but unused vacation days.

If a Change in Control has occurred prior to a Termination Event, Employee shall also be entitled to a benefit under this Section 10 B., with the reduced Term described above.

        C. The benefits described in Sections 10 A. and 10 B. shall each be paid in a lump sum on or before thirty (30) days after the occurrence of the Change in Control or the Termination Event, as the case may be. The benefits payable under Section 10 B. shall be paid without any reduction for the fact that the calculation of the benefit is determined with reference to amounts (such as salary) that would normally be paid out over time.

        D. In the event Employee's employment is terminated (whether by Employer or Employee) as a result of a Termination Event, Employee shall be entitled to such medical insurance benefits as he enjoyed prior to his termination for the remainder of the Term and at the same cost to Employee of such benefits as in effect prior to such termination.

        E. If Employee's employment is terminated (whether by Employer or Employee) as the result of a Termination Event within 12 months of a Change in Control, the period after termination during which the obligations imposed by Sections 11 and 12 remain in effect shall be reduced from two (2) years to one
(1) year. If Employee continues to be employed by Employer



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for more than one year after a Change in Control occurs, the obligations imposed by Sections 11 and 12 shall remain in effect for the period after termination stated therein. Employee shall be entitled to the Change in Control benefit specified in Section 10 A. only if he remains an employee of Employer to the date of consummation of the Change in Control, unless Employee is terminated prior to such date pursuant to a Termination Event or as the result of disability or death as provided in Sections 9(a) and 9(b). Should any special benefits provided in this Section 10 become payable, the covenants contained in Sections 11 through 17 hereof shall continue to apply except as otherwise provided in this Section 10.

        F. For purposes of this Agreement, "for good reason" means the occurrence of any one or more of the following: (i) removal or other termination of Employee as the President and/or Chief Executive of Employer, without Employee's express written consent; (ii) a reduction of Employee's duties, authority or responsibilities or the assignment to Employee of such reduced duties, authority or responsibilities, in either case without Employee's express written consent, (iii) a reduction by Employer in Employee's Base Compensation;
(iv) a material reduction by Employer in the kind or level of employee benefits, including bonuses, to which Employee was entitled immediately prior to such reduction with the result that Employee's overall benefits package is reduced;
(vi) Employer delivers a notice pursuant to Section 1 that it has elected not to extend the Term for an additional year at the time stated therein; or (vii) the relocation of Employee to a facility or a location more than 30 miles from Employee's then present location without Employee's express written consent.

        Section 11. Non-Competition. During the term and for a two (2) year period following the termination of his employment under this Agreement for any reason, Employee shall not, directly or indirectly, for himself or on behalf of any other person or entity as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, (i) invest, engage in, or permit his name to be used in connection with any business that is in competition with Employer,
(ii) accept employment with or render services to a competitor of Employer, as a director, officer, agent partner, employee or consultant, or (iii) solicit or accept from any of the customers of Employer or from any person or entity whose business Employer is soliciting, any business of the type which Employer is engaged in or actively is preparing to engage in. Employee shall be prohibited from engaging in the activities described above within fifty (50) miles of any of Employer's rehabilitation clinic locations. Notwithstanding the foregoing, Employee may own the voting common stock of any publicly held corporation so long as it does not exceed more than five per cent (5%) of the outstanding stock thereof.

        Section 12.     Non-Solicitation. During the term hereof and for a two
(2) year period following the termination of this Agreement for any reason, Employee agrees not to, directly or indirectly, for himself or on behalf of any other person or entity (a) solicit or induce, or attempt to solicit or induce, any person employed by, or any agent of, Employer, to terminate employee's or agent's relationship with Employer, nor (b) call on, solicit or divert, or attempt to call on, solicit or divert any person, firm, corporation or other entity who was or had been a customer or a patient referral source (including, without limitation, any physician) of Employer who referred



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ten or more customers to Employer, who is a customer or a patient referral source of Employer who has referred ten or more customers to Employer, or who is a prospective customer or a patient referral source of Employer with whom Employee had contact as an employee of Employer and who, within six months of such solicitation, Employer was or is actively recruiting as a customer or patient referral source.

        Section 13. Confidential Information. Employee will not, during or after the termination of this Agreement, disclose any trade secrets, customer lists, customer mailing lists, prospective customer lists, lists of referral sources or prospective referral sources, or pricing, marketing or advertising plans or methods used by Employer (the "Confidential Information") to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except Employer) under any circumstances during or after the termination of this Agreement. On demand of Employer, at any time, Employee shall immediately deliver all printed or written Confidential Information to Employer. To the extent that Employee's property does not contain Confidential Information, Employee may remove all of Employee's property (such as computer software and tapes) upon termination of this Agreement. Confidential Information does not include information that (i) currently is generally available to or known by the public or hereafter becomes generally available to or known by the public through no fault of Employee, (ii) was already in the possession of Employee on the date of inception of Employee's employment by Employer, or (iii) is obtained by Employee from a third party who is under no obligation of confidence to Employer.

        Section 14.     Reasonableness of Restrictions. Employee agrees that
(a) the covenants contained in Sections 11, 12 and 13 hereof are necessary for the protection of Employer's business goodwill and trade secrets, (b) a portion of the compensation paid to Employee under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, and if the scope of any restriction contained in Sections 11, 12 and 13 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum permitted by law, and the parties hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        Section 15. Enforcement. Employee acknowledges Employee's employment with Employer is special and unique in character and that Employee will acquire special skill and training and gain special knowledge during Employee's employment with Employer, that the restrictions contained in Sections 11, 12 and 13 hereof are reasonable and necessary to protect the legitimate interests of Employer and its affiliates, that Employer would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those sections will result in irreparable injury to Employer. Employee also acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any



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other rights or remedies to which Employer may be entitled. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

        Section 16. Copy of Covenants. Until the expiration of the applicable restrictions, Employee will provide, and Employer similarly may provide, a copy of the covenants contained in Sections 11, 12 and 13 of this Agreement to any business or enterprise which Employee may (i) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management operation, financing, or control of, (ii) serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or (iii) with which he may use or permit his name to be used.

        Section 17. Special Definition of Employer. For the purposes of Sections 11 through 16 above, the definition of Employer shall include any subsidiary or affiliate of Employer, including all affiliated physical therapy partnerships of Employer.

        Section 18.     Certain Additional Payments.

                (a) Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 18 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any interest or penalties incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment (whether through withholding at the source or otherwise) by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                (b) Subject to the provisions of this Agreement, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm providing audit services to the Employer (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. If the Accounting Firm is serving as accountant or auditor for Employer, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm



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        shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Agreement, shall be paid by Employer to Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to the following provisions of this Agreement and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

                (c) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                        (i) give Employer any information reasonably requested by Employer relating to such claim;

                        (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                        (iii) cooperate with Employer in good faith in order to effectively contest such claim; and

                        (iv) permit Employer to participate in any proceedings relating to such claim;

        provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax,



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        employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Agreement, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d) If, after the receipt by Employee of an amount advanced by Employer pursuant to the foregoing provisions of this Agreement, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer complying with the requirements of this Agreement) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to the foregoing provisions of this Agreement, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                (e) If Employer is obligated to provide Employee with a continuation of benefits hereunder, and the amount of such benefits or the value of such benefit coverage (including without limitation any insurance premiums paid by Employer to provided such benefits) is subject to any income, employment or similar tax imposed by federal, state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Income Tax") because such benefits cannot be provided under a nondiscriminatory health plan described in Section 105 of the Code or for any other reason, Employer will



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        pay to Employee an additional payment or payments (collectively, an
        "Income Tax Payment"). The Income Tax Payment will be in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), Employee retains an amount of the Income Tax Payment equal to the Income Tax imposed with respect to such continued benefits.

        Section 19. Notices. Any notices to be given hereunder by either Party to the other may be effected in writing either by personal delivery, via telefacsimile or by mail, registered or certified, postage prepaid with return receipt requested:

        If to Employer:             U.S. Physical Therapy, Inc.
                             3040 Post Oak Blvd., Suite 222
                             Houston, Texas 77056

        with a copy to:      Eddy J. Rogers, Jr., Esq.
                             Mayor, Day, Caldwell & Keeton, L.L.P.
                             700 Louisiana, Suite 1900
                             Houston, Texas 77002

        If to Employee:      Roy Spradlin
                             3040 Post Oak Blvd., Suite 222
                             Houston, Texas 77056

Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change the address by written notice in accordance with this Section 19. Notices delivered personally or by telefacsimile shall be deemed communicated as of actual receipt mailed notices shall be deemed communicated as of three days after mailing.

        Section 20. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

        Section 21. Headings. The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

        Section 22. Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by Employer and is agreed to in writing, signed by Employee and by an officer of Employer (other than Employee) thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or



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subsequent time nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof.

        Section 23. Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer without the written consent of Employee which will not be unreasonably withheld. Subject to the terms of this Agreement, Employer may merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization without Employee's consent, and as a result of such merger, consolidation or transfer, this Agreement shall bind the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the Parties from liability and responsibility for the performance of their respective duties and obligations hereunder.

        Section 24. Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Texas.

        Section 25. Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the extent permissible under law.

                                               EMPLOYER:

                                               U.S. PHYSICAL THERAPY, INC.



                                               By:/s/ Mark J. Brookner
                                                  ------------------------------
                                               Name: Mark J. Brookner
                                                     ---------------------------
                                               Position: Vice Chairman
                                                         -----------------------

                                               EMPLOYEE:


                                               /s/ Roy Spradlin
                                               ---------------------------------
                                               Roy Spradlin



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